EXHIBIT 11

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

                     EARNINGS PER SHARE OF COMMON STOCK

                                Three months ended          Nine months ended
                                  September 30                September 30
                                1994         1993          1994         1993
                           ------------ ------------  ------------ ------------
Net income (millions)              $341         $316         $990          $977
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Primary earnings per share:

Earnings per share                 $.81         $.73         $2.34        $2.24

Weighted average number of
common shares outstanding   421,363,545  432,921,164   423,804,773  435,635,970

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Fully diluted earnings
   per share: (1)

Earnings per share                 $.79         $.72         $2.31       $2.22

Weighted average number of
common shares outstanding   421,363,545  432,921,164   423,804,773  435,635,970

Common equivalent shares      4,441,814    4,178,366     4,441,814    4,266,194
                            -----------  -----------   -----------  ----------
Average number of common
shares and equivalents
outstanding                 425,805,359  437,099,530   428,246,587  439,902,164

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Share and per-share data reflect the two-for-one stock split effective
March 15, 1994.

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share is computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.